January 21, 2025

Lewis H. Bender
President & Chief Financial Officer
INTENSITY THERAPEUTICS, INC.
1 Enterprise Drive
Suite 430
Shelton, CT 06484

       Re: INTENSITY THERAPEUTICS, INC.
           Form 10-K for the year ended December 31, 2023
           Filed March 14, 2024
           File No. 001-41109
Dear Lewis H. Bender:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences